December 23, 1996

Mr. Glenn Jones                                              VIA FEDERAL EXPRESS
Director of Purchasing
ADT Security Systems, Inc.
300 Interpace Parkway
Parsippany, NJ 07054-1177

Dear Glenn:

We are in receipt of ADT purchase orders identified on Exhibit A to this letter (the "PURCHASE ORDERS"). Consistent with our previous agreement and your correspondence, the Purchase Orders were to cover products contained in ADT's most recent demand forecast, subject to ADT's phase-out period beginning in June and ending in August of 1997. During the phase-out period, ADT was to take 75% of the forecasted demand for June, 40% of the forecasted demand for July and 20% of the forecasted demand for August.

ADT's most recent demand forecast, as adjusted for the phase-out period, is reflected in Exhibit B attached hereto (the "DEMAND FORECAST"). The quantities contained in the Purchase Orders fell short of the Demand Forecast, as reflected in the schedule attached hereto as Exhibit C (the "SHORTFALL"). You have subsequently reaffirmed that the quantities set forth in the Demand Forecast will be the basis for non-cancelable purchase orders from ADT. Accordingly, you have undertaken to remedy this matter and ITI has relied upon my discussions with you in placing orders with its suppliers to cover production of the product covered by the Demand Forecast.

The purpose of this letter is to document the agreement between ITI and ADT regarding the Purchase Orders and related matters, which is as follows:

         1. ADT agrees to issue ITI a supplemental purchase order covering the Shortfall as shown in Exhibit C (the "SUPPLEMENTAL PURCHASE ORDER").

         2. Notwithstanding anything contained in the Purchase Orders or the Supplemental Purchase Order to the contrary, the Purchase Orders and the Supplemental Purchase Order constitute firm orders and are non-cancelable. Therefore, the Purchase Orders and the Supplemental Purchase Order represent a binding obligation of ADT to purchase the quantities of products identified therein at the prices and on the payment terms set forth therein. ADT acknowledges and agrees that ITI has relied on ADT's agreement to place firm orders and, based on such reliance, ITI has placed firm orders with its suppliers and has otherwise committed resources to the production of the product covered by the Purchase Orders and the Supplemental Purchase Order.

         3. Notwithstanding anything contained in the Purchase Orders or the Supplemental Purchase Order to the contrary, ADT shall not make any changes to the Purchase Orders or the Supplemental Purchase Order without ITI's prior written consent, which consent will be in ITI's sole and absolute discretion.

         4. Shipments under the Purchase Orders and the Supplemental Purchase Order will be made by ITI pursuant to weekly releases from ADT's Memphis warehouse; provided, however, that ADT agrees to (i) take delivery of all products set forth in the Purchase Orders for delivery from now through May of 1997 no later than May 31, 1997; (ii) take delivery of the quantities of product set forth in the Demand Forecast for June through August of 1997 as shown currently scheduled; and (iii) take delivery of the quantities of product set forth in the Supplemental Purchase Order no later than August 31, 1997. ADT agrees that should ADT fail to make releases against the Purchase Orders or the Supplemental Purchase Order in accordance with the previous sentence, then ITI shall have the right to ship product to ADT without a release pursuant to the schedule contained in the previous sentence.

If this letter accurately reflects your understanding, please sign the enclosed copy of this letter on behalf of ADT and return it to me as soon as possible.

Glenn, as you are aware, we are more than happy to meet your product needs during this transition period and greatly appreciate the business that ADT has brought our way over the past several years. Nevertheless, you can understand that we need the assurances set forth in this letter under present circumstances.

Sincerely,

INTERACTIVE TECHNOLOGIES, INC.

By -
         Thomas L. Auth
         President and Chief Executive Officer

THE ABOVE TERMS AND CONDITIONS ARE AGREED TO AND ACCEPTED, ON BEHALF OF ADT SECURITY SYSTEMS, INC., AS OF THE DATE SET FORTH BELOW.

                                   ADT SECURITY SYSTEMS, INC.


                                   By:
                                            Glenn Jones, Director of Purchasing

                                            Date: